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                                     [LOGO]

                             FOX CHASE BANCORP, INC.
 4390 DAVISVILLE ROAD, HATBORO, PA 19040 PHONE (215) 682-7400 FAX (215) 682-4144

                                  NEWS RELEASE
                                  ------------

FOR IMMEDIATE RELEASE

DATE:       November 2, 2006
CONTACT:    Jerry Holbrook
            Chief Financial Officer
PHONE:      (215) 682-4107
FAX:        (215) 682-4144

   FOX CHASE BANCORP ANNOUNCES EARNINGS OF $1.0 MILLION FOR THE THIRD QUARTER

HATBORO, PA, NOVEMBER 2, 2006 - Fox Chase Bancorp, Inc. (the "Company") (NASDAQ
GM: FXCB), the holding company for Fox Chase Bank (the "Bank"), today announced third quarter net income of $1.0 million, compared to net income of $1.3 million for the third quarter of 2005. The Company reported earnings for the nine months ended September 30, 2006 of $1.6 million, compared to net income of $4.0 million for the comparable period in 2005. Results for the three months ended September 30, 2006 included a number of non-recurring transactions including:

    o A credit to the provision for loan losses of $2.8 million, which reduced the allowance for loan losses to $5.2 million at September 30, 2006 compared to $8.3 million at December 31, 2005. This credit was due to continued reductions in the levels of criticized and classified assets during the September quarter.

    o A $1.5 million pre-tax charitable contribution expense in connection with the establishment and funding of the Fox Chase Bank Charitable Foundation.

    o The completion of the reorganization of the Bank into the mutual holding company structure and the initial public offering of 43.6% of the Company's stock in a subscription offering. Net proceeds of the offering totaled $56.6 million.

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BALANCE SHEET
-------------

Assets decreased $14.1 million, or 1.8%, to $767.2 million at September 30, 2006, compared to $781.3 million at December 31, 2005. The reduction in assets was primarily due to a $70.1 million, or 21.3%, decrease in investment and mortgage related securities and a $16.6 million, or 4.4%, decrease in total gross loans, offset by an increase of $71.2 million in the levels of interest-earnings deposits in other banks. The decrease in securities was primarily due to the maturing and paying down of lower-yielding securities. In addition, the Bank sold $17.2 million of mutual fund investments in the first quarter of 2006. Loans decreased due to: (1) a decrease in construction loans, as management continued to reduce from the portfolio the acquisition, development and construction loans originated by former management in the southern New Jersey shore area; (2) the sale of $14.2 million in longer-term fixed-rate loans in the secondary market in an effort to manage interest rate risk; and (3) the presence of a Cease and Desist Order (the "Order"), which prohibited the Bank from making commercial loans and certain types of consumer loans until the first quarter of 2006. The Order was rescinded on June 28, 2006. Total gross loans increased $588,000 in the third quarter, primarily due to an increase in multi-family and commercial real estate loans. Most of the increase in interest-earning deposits was due to proceeds received in the initial public offering of stock and due to proceeds from the maturation of securities and the sale of loans.

Deposits decreased $77.4 million, or 11.3%, to $604.9 million at September 30, 2006 as the Bank's funding needs decreased due to the decrease in assets. Additionally, the Bank is located in a highly competitive deposit market, which combined with the flat yield curve has created a difficult climate for gathering deposits cost effectively. All categories of deposits fell during this period with the largest reductions occurring in time deposits.

Stockholders' equity increased $59.3 million to $122.8 million at September 30, 2006 compared to $63.5 million at December 31, 2005. The primary reason for the increase was $56.6 million in net proceeds from the Company's initial public offering on September 29, 2006. The Company sold 6,395,835 shares of common stock to eligible depositors for $10 per share representing 43.6% of the total outstanding shares of the Company. In addition, $150,000 and 135,000 shares, representing 0.9% of the Company's outstanding shares of common stock, were contributed to Fox Chase Bank Charitable Foundation and 8,148,915 shares, representing 55.5% of the Company's outstanding shares of common stock, were issued to Fox Chase MHC, the federally chartered mutual holding company formed in connection with the reorganization.

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ASSET QUALITY
-------------

Nonperforming assets totaled $4.6 million, or 0.60% of total assets, at September 30, 2006 compared to $5.2 million, or 0.65% of total assets, at December 31, 2005. The $597,000 reduction during the nine months ended September 30, 2006 was primarily the result of workout strategies the Bank has established for its large commercial nonaccruing loans that are designed to prudently exit or collect on such loans within a reasonable timeframe.

The Bank credited the allowance for loan losses $2.8 million for the three months ended September 30, 2006 compared to $2.0 million for the comparable three-month period in 2005. The Bank credited the provision for loan losses $3.2 million for the nine months ended September 30, 2006 compared to a credit of $2.0 million for the comparable period in 2005. The allowance for loan losses totaled $5.2 million at September 30, 2006, compared to $8.3 million at December 31, 2005. The $3.2 million reduction in the allowance was primarily due to: (1) a decrease in criticized and classified assets from $28.7 million at June 30, 2006 to $13.2 million at September 30, 2006; and (2) a decrease in the loan portfolio, particularly the construction portfolio, which carries a higher risk of default than one- to-four family residential real estate loans. The allowance for loan losses at September 30, 2006 was 1.45% of total loans outstanding compared to 2.22% at December 31, 2005.

NET INTEREST MARGIN
-------------------

The Company's net interest margin was 2.21% for the three months ended September 30, 2006 compared to 1.82% for the comparable third quarter in 2005. The net interest margin was 2.21% for the nine-months ended September 30, 2006 compared to 2.15% for the same period in 2005. This improvement was primarily the result of higher yields on mortgage related and investment securities offset by higher rates paid on deposits. The Company has instituted pricing disciplines for loans and deposits to continue improving its levels of net interest margin.


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NONINTEREST EXPENSE
-------------------

Noninterest expense increased by $1.4 million, or 34.0%, and $3.5 million, or 31.4% during the three and nine months ended September 30, 2006, respectively, compared to the same periods in 2005. Such increases included the contribution expense of $1.5 million to the Fox Chase Bank Charitable Foundation. Total salaries and other compensation expense increased by $1.2 million between nine-month periods due to the Bank hiring additional lenders and credit staff in 2006 to execute the Bank's lending strategy. The remainder of the increase in noninterest expense was attributable to higher professional fees, due to the hiring of a consulting firm to assist with the implementation of internal policies and procedures related to the Sarbanes-Oxley Act, and increased Federal Deposit Insurance Corporation premiums resulting from our designation by the Office of Thrift Supervision as a troubled institution for regulatory purposes in January 2005. However, due to the lifting of our troubled institution designation in June 2006, our Federal Deposit Insurance Corporation premiums are expected to return to historic levels.

Mr. Thomas Petro, President and CEO of the Company said, "We have accomplished a great deal during the first nine months of 2006. The turnaround of the Bank is underway and we have substantially reduced the levels of problem assets. The completion of the initial public offering of stock has increased our level of capital and provides us additional flexibility to meet the needs of our customers and allow us to grow. Fox Chase Bank has been providing banking services to individuals and small businesses for 139 years and is expanding its services. During 2006, we opened three new locations and expect to continue providing additional locations and products as we grow. I want to thank each of the dedicated employees who have worked to accomplish so much in 2006. We also want to welcome all of our stockholders."

Fox Chase Bancorp, Inc. is the mid-tier stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867. The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey. For more information, please visit the Bank's website at www.foxchasebank.com.

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This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           Three Months Ended                      Nine Months Ended
                                                              September 30,                           September 30,
                                                          2006              2005                2006                2005
                                                     --------------      ------------        -----------        ------------
INTEREST INCOME
      Interest and fees on loans                     $       5,248       $     5,712         $   15,916         $     20,162
      Interest on mortgage related securities                2,047             1,423              6,081                4,244
      Interest investments securities AFS:
         Taxable                                               953               748              2,913                2,295
         Nontaxable                                            245               186                690                  568
      Dividend income                                           61               201                312                  645
      Other income                                             552               538              1,085                  858
                                                     --------------      ------------        ----------         ------------
         Total Interest Income                               9,106             8,808             26,997               28,772
                                                     --------------      ------------        ----------         ------------
INTEREST EXPENSE
      Deposits                                               4,850             4,855             14,028               14,517
      Federal Home Loan Bank advances                          378               375              1,111                1,111
                                                     --------------      ------------        ----------         ------------
         Total Interest Expense                              5,228             5,230             15,139               15,628
                                                     --------------      ------------        ----------         ------------
         Net Interest Income                                 3,878             3,578             11,858               13,144
                                                     --------------      ------------        ----------         ------------
Provision (credit) for loan losses                          (2,778)           (2,000)            (3,161)              (2,025)
                                                     --------------      ------------        ----------         ------------
Net Interest Income after Provision
  (Credit) for Loan Losses                                   6,656             5,578             15,019               15,169
                                                     --------------      ------------        ----------         ------------
NONINTEREST INCOME
      Service charges and other fee income                     177               238                652                  583
      Gain (loss) on sale of:
         Available-for-sale investments                         --                --                (14)                  47
         Mortgage related securities                            --                --                 (4)                  --
         Loans                                                  69                16                103                  391
         Assets acquired through foreclosure                    --                --                 85                    6
         Fixed assets                                           (5)              (16)                (6)                (141)
      Income on bank owned life insurance                      108               108                318                  342
      Other                                                     87                99                317                  289
                                                     --------------      ------------        ----------         ------------
         Total Noninterest Income                              436               445              1,451                1,517
                                                     --------------      ------------        ----------         ------------
NONINTEREST EXPENSE
      Salaries, benefits and other compensation              2,206             1,771              6,535                5,376
      Occupancy expense                                        397               415              1,168                1,286
      Furniture and equipment                                  233               292                635                  661
      Data processing costs                                    374               438              1,090                1,081
      Professional fees                                        326               413              1,094                  723
      Marketing expense                                        199                91                440                  298
      FDIC premiums                                             71               359                725                  415
      Contribution to charitable foundation                  1,500                --              1,500                   --
      Other                                                    400               478              1,390                1,257
                                                     --------------      ------------        ----------         ------------
         Total Noninterest Expense                           5,706             4,257             14,577               11,097
                                                     --------------      ------------        ----------         ------------
Income before Income Taxes                                   1,386             1,766              1,893                5,589
                                                     --------------      ------------        ----------         ------------
      Income tax provision                                     365               502                273                1,602
                                                     --------------      ------------        ----------         ------------
                  Net Income                         $       1,021       $     1,264         $    1,620         $      3,987
                                                     ==============      ============        ==========         ============
Earnings per share:
      Basic                                                     (1)               --                 (1)                  --
      Diluted                                                   (1)               --                 (1)                  --

(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on September 29, 2006, earnings per share for the periods shown is not considered meaningful.


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

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                   September 30,          December 31,
                                                                                      2006                   2005
                                                                                 ---------------         -------------
ASSETS
      Cash and due from banks                                                    $        3,125          $      3,761
      Interest-earning deposits in other banks                                          113,525                42,325
      Interest-earning time deposits in other banks                                          --                   600
      Investment securities available-for-sale                                           87,729               141,783
      Mortgage related securities available-for-sale                                    171,652               187,721
      Loans held for sale                                                                 1,408                   357
      Loans, net of allowance for loan loss of $5,182 at September 30, 2006
        and $8,349 at December 31, 2005                                                 351,969               366,393
      Federal Home Loan Bank stock, at cost                                               4,574                 4,146
      Asset acquired through foreclosure                                                     --                   107
      Bank-owned life insurance                                                          11,215                10,897
      Premises and equipment                                                             14,748                14,153
      Accrued interest and dividends receivable                                           3,296                 3,301
      Mortgage servicing rights                                                           1,182                 1,168
      Deferred tax asset, net                                                             1,697                 2,811
      Other assets                                                                        1,046                 1,768
                                                                                 ---------------         -------------
                   Total Assets                                                  $      767,166          $    781,291
                                                                                 ===============         =============
LIABILITIES
      Deposits                                                                   $      604,909          $    682,307
      Federal Home Loan Bank advances                                                    30,000                30,000
      Advances from borrowers for taxes and insurance                                     1,272                 2,503
      Accrued interest payable                                                              302                   268
      Accrued expenses and other liabilities                                              7,865                 2,692
                                                                                 ---------------         -------------
                  Total Liabilities                                                     644,348               717,770
                                                                                 ---------------         -------------
STOCKHOLDERS' EQUITY
      Preferred stock ($.01 par value; 1,000,000 shares authorized,
         none issued)                                                                        --                    --
      Common stock ($.01 par value; 35,000,000 shares authorized,
          14,679,650 shares issued and outstanding)                                         147                    --
      Additional paid-in capital                                                         62,235                    --
      Unearned common stock held by:
         Employee stock ownership plan                                                   (5,755)                   --
      Retained earnings                                                                  67,531                65,911
      Accumulated other comprehensive loss                                               (1,340)               (2,390)
                                                                                 ---------------         -------------
                 Total Stockholders' Equity                                             122,818                63,521
                                                                                 ---------------         -------------
                 Total Liabilities and Stockholders' Equity                      $      767,166          $    781,291
                                                                                 ===============         =============


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

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            September 30,        June 30,            December 31,
                                                                2006               2006                 2005
                                                           -------------       ------------         -------------
CAPITAL RATIOS(4):

Tier 1 capital (to adjusted assets)                             11.99%                8.96%               8.40%
Tier 1 capital (to risk-weighted assets)                        26.06%               19.01%              17.76%
Total risked-based capital (to risk-weighted assets)            26.91%               20.27%              19.02%

ASSET QUALITY INDICATORS:
  Nonperforming assets:
       Nonaccruing loans                                     $  2,802            $   3,057           $   3,520
       Accruing loans past due 90 days or more                  1,802                   --               1,574
                                                             --------            ---------           ---------
         Total nonperforming loans                              4,604                3,057               5,094

     Real estate owned                                             --                   --                 107
                                                             --------            ---------           ---------
             Total nonperforming assets                      $  4,604            $   3,057           $   5,201
                                                             ========            =========           =========
Ratio of nonperforming loans to total loans                      1.28%                0.86%               1.36%
                                                             ========            =========           =========
Ratio of nonperforming loans to total assets                     0.60                 0.42                0.65
                                                             ========            =========           =========
Ratio of nonperforming assets to total assets                    0.60                 0.42                0.67
                                                             ========            =========           =========
Ratio of allowance for loan losses to total
         gross loans                                             1.45                 2.23                2.22
                                                             ========            =========           =========
Ratio of allowance for loan losses to
         nonperforming loans                                   112.55               260.61              163.90
                                                             ========            =========           =========

                                                        At or for the three months ended

                                               September 30,         June 30,         September 30,
                                                   2006                2006               2005
                                             ----------------    ---------------    ----------------
PERFORMANCE RATIOS:
         Return on average assets (1)              0.56%              0.18%                0.61%
         Return on average equity (1)              6.29               2.09                 8.29
         Net interest margin (1) (2)               2.21               2.21                 1.82

OTHER:
         Book value per share                   $  8.37                 (3)                  (3)
         Employees (full-time equivalents)          148                139                  129

                                                                       For the nine months ended

                                                                  September 30,         September 30,
                                                                       2006                 2005
                                                               ------------------    -----------------
PERFORMANCE RATIOS:
         Return on average assets                                      0.29%               0.62%
         Return on average equity                                      3.38                9.15
         Net interest margin (1) (2)                                   2.21                2.15

(1)  Annualized
(2)  Computed on a fully tax equivalent basis
(3)  Not applicable
(4)  Represents capital ratios at Fox Chase Bank